EXHIBIT 23.1




INDEPENDENT AUDITOR'S CONSENT


     We consent to the incorporation by reference in this Registration Statement of Viad Corp on Form S-8 of our report dated February 21, 1997, which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in the method of accounting for impairment of long-lived assets in 1995, appearing in the Annual Report on Form 10-K of Viad Corp for the year ended December 31, 1996, and of our report dated June 7, 1996, appearing in the Annual Report on Form 11-K of The Dial Companies Capital Accumulation Plan for the year ended December 31, 1995, respectively.

     We also consent to the reference to us under the heading
"Experts" in such Registration Statement.



/s/  Deloitte & Touche

Deloitte & Touche LLP
Phoenix, Arizona
May 13, 1997











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